Exhibit (e)(2)
September 9, 2002

Vicky Richards
Berwind Corporation
3000 Center Square West
1500 Market St. Philadelphia, PA 19102

CONFIDENTIALITY AGREEMENT

Dear Ms. Richards:

Hunt Corporation (the “Company”) has engaged J.P. Morgan Securities Inc. (“JPMorgan”) to advise the Company with respect to a possible transaction between you and the Company (a “Transaction”). In connection with your consideration of a Transaction, the Company is prepared to make available to you and your Representatives through the Company’s Representatives, including JPMorgan, certain information (written or oral) which is either nonpublic, confidential or proprietary in nature. This information furnished to you or your Representatives, together that portion of with any notes, analyses, compilations, forecasts, studies, memoranda, computer-stored data or other documents prepared by you or your Representatives which contain or otherwise reflect such information, is hereinafter referred to as the “Information.” As used in this agreement, the term “Representative” means, as to any person, such person’s affiliates and its and their respective directors, officers, employees, partners, shareholders, members, agents, advisors (including financial advisors, financing sources, attorneys and accountants) and other representatives. As a condition of, and in consideration of, your being furnished the Information, you agree to treat the Information in accordance with the provisions of this agreement and to take or refrain from taking certain actions as set forth herein.

You agree that the Information will be kept confidential and shall not, without the Company’s prior written consent, be disclosed by you or your Representatives, in any manner whatsoever, in whole or in part, and shall not be used by you or your Representatives for any purpose other than evaluating a possible Transaction. You further agree promptly to advise JPMorgan if you determine that you are not interested in pursuing a possible Transaction. For purposes hereof; the term “Information” shall not include such portion of the information which: (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives; or (ii) is or becomes available to you or your Representatives on a nonconfidential basis from source which, to the best of your knowledge, is not prohibited from disclosing such information to you or your Representatives; (iii) you or your Representatives were aware of prior to the time of disclosure to you; or (iv) was independently developed by you or your Representatives or on your or your Representatives behalf without reference to any confidential information.

You agree to reveal the Information only to your Representatives who need to know the Information for the purpose of evaluating the possible Transaction, who are informed by you of the confidential nature of the Information and who shall agree to act in accordance with the terms and conditions of this agreement. You agree to be responsible for any breach of this agreement by your Representatives.

Without the Company’s prior written consent, except as required by law, regulation or legal process (as advised by your outside legal counsel), and in which case prior notice will be given to the Company, you and your Representative will not disclose to any person the fact that the Information has been made available, that discussions or negotiations may be taking place or have taken place concerning a possible Transaction or any of the terms, conditions or other facts with respect to any such possible Transaction, including the status thereof. The term “person” as used in this agreement shall be interpreted broadly to include the media and any governmental representative or authority, company, partnership, group, individual or other entity.

You agree that all copies of the Information, except for that portion of the Information which consists of notes, analyses, compilations, forecasts, studies, memoranda, other computer-stored data or other documents prepared by you or your Representatives (“Internal Materials”), will be returned to the Company or JPMorgan immediately upon the Company’s or JPMorgan’s written request. In addition, Internal Materials will be destroyed upon the Company’s or JPMorgan’s written request, and such destruction will be confirmed by you in writing to the Company. Notwithstanding such return or destruction, you or your Representatives will continue to be bound by your obligations of confidentiality (including with respect to oral information) and your other obligations as provided hereunder for a period of three years.

It is understood that, unless otherwise agreed in writing by the Company, all: (i) communications, including any proposals, regarding a possible Transaction; (ii) requests for additional information, (iii) requests for facility tours or management meetings; and (iv) discussions or questions regarding procedures, will be submitted or directed only to JP Morgan.

You acknowledge that neither the Company, JPMorgan nor their respective Representatives make any express or implied representation or warranty as to the accuracy or completeness of the Information, and the Company and JPMorgan expressly disclaim any and all liability that may be based on the Information, errors therein or omissions therefrom. You agree that you are not entitled to rely on the accuracy or completeness of the Information and that you shall only be entitled to rely solely on such representations and warranties as may be made to you in any definitive agreement that may be entered into regarding the Transaction.

In the event that you or any of your Representatives are required or requested to disclose any of the Information pursuant to any applicable law, regulation or legal process, you will provide the Company with notice as promptly as practicable thereof so that we may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this agreement. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions of this agreement, you will furnish only that portion of the Information which you are advised by your outside legal counsel is legally required and will exercise your reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the information.

Until the expiration of two years from the date of this agreement, except with the prior written consent of the Company, you agree not to, and will direct your Representatives not to, directly or indirectly in any manner: (i) have any discussions regarding the Company or any of its subsidiaries with suppliers, customers and/or any other person with whom the Company or any of its subsidiaries have a relationship; (ii) solicit for hire any employees of the Company or any of its subsidiaries; (iii) acquire, or offer or agree to acquire (a) any voting securities of the Company, any rights to acquire any such voting securities, or the right to vote same, or (b) any substantial amount of the assets of the Company or any subsidiary; (iv) make, or in any way participate in, any “solicitation” of “proxies” to vote any voting securities of the Company (as such terms are used in the proxy rules of the Securities and Exchange Commission); or (v) make any proposal or take any action with respect to items (iii) or (iv) above which would result in or would reasonably be expected to result in a public announcement of such action or a filing with the Securities Exchange Commission under Sections 13(d) or (g) of the Securities Exchange Act of 1934 or the rules thereunder, by the Company, you or any other person, except that you may submit a proposal for a possible Transaction to JPMorgan, as previously set forth in this agreement.

You agree that the Company reserves the right, in its sole and absolute discretion, to reject any or all proposals, to decline to furnish further information and to terminate any discussions and negotiations with you at any time. The exercise by us of these rights shall not affect the enforceability of any provision of this agreement.

You understand and agree that no failure or delay by the Company or JPMorgan in exercising any right, power or privilege hereunder shall operate as a waiver hereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder. You acknowledge that remedies at law may be inadequate to protect against breach of this agreement, and you agree that you will not oppose any action seeking equitable relief on the grounds that an adequate remedy is available at law. Such relief shall not be deemed to be the exclusive relief for a breach by you or your Representatives of this agreement but shall be in addition to all other remedies available to the Company at law or in equity. In addition, in the event that any portion of this agreement shall be held to be invalid or unenforceable for any reason, it is hereby agreed that such invalidity or unenforceability shall not affect the other portions of this agreement.

You hereby confirm that you are not acting as a broker for or a representative of any person and are considering the Transaction only for your own account. Any assignment of this agreement by you without our prior written consent shall be void.

You agree that this agreement shall be governed by, and construed and interpreted in accordance with, the laws of the Commonwealth of Pennsylvania other than those relating to conflicts of laws. You hereby irrevocably consent to the exclusive jurisdiction of the federal and state courts located in Philadelphia, Pennsylvania, (and appellate courts therefrom) for any actions or proceedings arising out of or relating to this agreement, agree not to commence any such action or proceeding except in such courts, irrevocably waive any objection to the venue of any such action or proceeding has been brought in an inconvenient forum, and you agree not to plead or claim the same. You further hereby irrevocably designate the Secretary of State of the

Commonwealth of Pennsylvania as the person upon whom process may be served upon you in any such action or proceeding.

You understand and agree that this agreement does not constitute an offer on the part of the Company to enter into any Transaction with you. Further, the parties hereto express their mutual intent and agreement that no contract or any other binding legal obligation shall arise between them or their subsidiaries (other than the obligations expressly set forth in this letter) with respect to any possible Transaction except by a fully integrated definitive written agreement which expressly states that it is the final agreement between the parties and which has been duly executed by appropriate corporate officers and specifically approved by their respective boards of directors or similar governing body.

If you are in agreement with the foregoing, please execute and return one copy of this letter, whereupon we both agree to be legally bound hereby.

HUNT CORPORATION

By:     J.P. MORGAN SECURITIES INC.,
    as its agent

By:    /s/    Christopher B. O’Connor
Name: Christopher B. O’Connor
Title: Vice President

Accepted and Agreed to:

BERWIND CORPORATION

By:    /s/    Vicky Richards

Title:Vice President Corporate Development and Treasury

Date:    September 9, 2002